Exhibit 10.1
AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 17th day of September, 2008

AMONG:

MAC FILMWORKS, INC., a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at 3 Riverway, Suite 1800, Houston, Texas 77056

(“MFI”)

  AND:

SAHARA MEDIA ACQUISITIONS, INC., a corporation formed pursuant to the laws of the State of Delaware and a wholly owned subsidiary of MFI

(the "Acquirer")

AND:

SAHARA MEDIA, INC., a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at 75 Franklin Street, 2nd Floor, New York, NY 10013

("Sahara")

  WHEREAS:

A.              Sahara is a Delaware corporation and a development-stage multimedia company which plans to operate an online magazine and social network;

B.              The Sahara Shareholders own an aggregate of Eighteen Million Two Hundred Fifty Thousand (18,250,000) Sahara Shares, being 100% of the presently issued and outstanding Sahara Shares;

C.              MFI is a reporting company whose common stock is quoted on the OTC Bulletin Board and which has been engaged in a search for potential merger candidates; and

D.              The respective Boards of Directors of MFI, Sahara and the Acquirer deem it advisable and in the best interests of MFI, Sahara and the Acquirer that the Acquirer merge with and into Sahara (the "Merger") pursuant to this Agreement and the Certificate of Merger, and the applicable provisions of the laws of the State of Delaware.

NOW THEREFORE, WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1               In this Agreement the following terms will have the following meanings:

(a)
“Acquisition Shares” means the 18,250,000 MFI Common Shares, which shares are to be issued and delivered to the Sahara Shareholders (subject to the placement of 5,000,000 shares in escrow pursuant to the Escrow Agreement) at Closing pursuant to the terms of the Merger in accordance with Schedule A, annexed hereto;

(b)	“Agreement” means this agreement and plan of merger among MFI, the Acquirer, and Sahara;

(c)	“DGCL” means the Delaware General Corporation Law;

(d)	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

(e)	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

(f)	“Commission” means the Securities and Exchange Commission;

(g)
“Effective Time” means the date of the filing of an appropriate Certificate of Merger in the form required by the State of Delaware provided that the Merger shall become effective as provided in the DGCL;

(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(i)	“Merger” means the merger, at the Effective Time, of Sahara and the Acquirer pursuant to this Agreement;

(j)	“MFI Business” means all aspects of any business conducted by MFI and its subsidiaries;

(k)
 “MFI Common Shares” means the shares of common stock in the capital of MFI, it being understood that the shareholders and the board of directors of MFI have approved and prior to Closing will effect a 30-1 reverse split;

(l)
“MFI Financial Statements” means, collectively, the audited financial statements of MFI for the two fiscal years ended December 31, 2007 and 2006, and the unaudited financial statements of MFI for the period ending June 30, 2008;

(m)	“Place of Closing” means the offices of Sichenzia Ross Friedman Ference LLP, or such other place as MFI and Sahara may mutually agree upon;

(n)	“PPM” means the private placement memorandum of MFI (including all exhibits and supplements thereto), dated August 11, 2008;

(o)	“Sahara Accounts Receivable” means all accounts receivable and other amounts owing to Sahara;

(p)
“Sahara Assets” means all the property and assets of the Sahara Business of every kind and description wherever situated including, without limitation, Sahara Inventory, Sahara Material Contracts, Sahara Accounts Receivable, Sahara Cash, Sahara Intangible Assets and Sahara Goodwill, and all credit cards, charge cards and banking cards issued to Sahara;

(q)	“Sahara Business” means all aspects of the business conducted by Sahara and the Subsidiary (as defined herein);

(r)	“Sahara Cash” means all cash on hand or on deposit to the credit of Sahara on the Closing Date, subject to reduction pursuant to Section 7.1(f) below;

(s)
“Sahara Financial Statements” means collectively, the audited financial statements of Sahara for the fiscal years ending December 31, 2007 and December 31, 2006, and the unaudited financial statements of Sahara for the period ending June 30, 2008, which shall be delivered at Closing, all of which will be prepared in accordance with United States generally accepted accounting principles and the requirements of Regulation S-X as promulgated by the Commission;

(t)
“Sahara Goodwill” means the goodwill of the Sahara Business together with the exclusive right of Sahara to represent itself as carrying on the Sahara Business in succession of Sahara subject to the terms hereof, and the right to use any words indicating that the Sahara Business is so carried on including the right to use the name "Sahara Media” or any variation thereof as part of the name of or in connection with the Sahara Business or any part thereof carried on or to be carried on by Sahara, the right to all corporate, operating and trade names associated with the Sahara Business, or any variations of such names as part of or in connection with the Sahara Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the Sahara Business, all necessary licenses and authorizations and any other rights used in connection with the Sahara Business;

(u)
“Sahara Intangible Assets” means all of the intangible assets of Sahara, including, without limitation, Sahara Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of Sahara;

(v)	“Sahara Inventory” means all inventory and supplies of the Sahara Business as of December 31, 2007 as increased or decreased in the ordinary course of business;

(w)
“Sahara Material Contracts” means the burden and benefit of and the right, title and interest of Sahara in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Sahara is entitled in connection with the Sahara Business under which Sahara is obligated to pay or entitled to receive the sum of Ten Thousand Dollars ($10,000) or more annually including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice; and

(x)	“Sahara Shares” means all of the issued and outstanding shares of Sahara's equity stock;

(y)	“Sahara Shareholders” means all of the holders of the issued and outstanding Sahara Shares;

(z)	“Securities Act” means the Securities Act of 1933, as amended;

(aa)	“SEC Reports” means all forms, reports and documents filed and required to be filed by MFI with the Commission under the Exchange Act on and after January 1, 2006 through the date hereof;

(bb)
“Subscription Agreements” means the series of subscription agreements between MFI and a group of investors, pursuant to the PPM, pursuant to which the investors will subscribe for shares of MFI’s common stock;

(cc)	“Surviving Company” means Sahara following the merger with the Acquirer;

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2              The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section References and Schedules

1.3              Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

Severability of Clauses

1.4              If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE MERGER

The Merger

2.1              At Closing, the Acquirer shall be merged with and into Sahara pursuant to this Agreement and the separate corporate existence of the Acquirer shall cease and Sahara, as it exists from and after the Closing, shall be the Surviving Company.

Effect of the Merger

2.2              The Merger shall have the effect provided therefore by the DGCL. Without limiting the generality of the foregoing, and subject thereto, at Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choices in action, and all and every other interest of or belonging to or due to Sahara or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of Sahara and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of Sahara and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of Sahara and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of Sahara or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

Articles of Incorporation; Bylaws; Directors and Officers

2.3              The Articles of Incorporation of the Surviving Company from and after the Closing shall be the Articles of Incorporation of Sahara as in effect immediately prior to the Closing until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the DGCL.  The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of Sahara as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Articles of Incorporation of the Surviving Company and as provided by the DGCL.  The directors and officers of the Surviving Company from and after the Closing shall be the directors and officers of Sahara immediately prior to the Closing.

Conversion of Securities

2.4              At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer or Sahara, the shares of capital stock of each of Sahara and the Acquirer shall be converted as follows:

(a)
Capital Stock of the Acquirer. Each issued and outstanding share of the Acquirer's capital stock shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company. Each stock certificate of the Acquirer evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

(b)
Conversion of Sahara Shares. Each Sahara Share that is issued and outstanding at the Effective Time, set forth on Schedule A, shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive one (1) Acquisition Share for each Sahara Share (subject to the placement of an aggregate 5,000,000 shares in escrow pursuant to the Escrow Agreement). All such Sahara Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF MFI

Representations and Warranties

3.1              MFI and the Acquirer jointly and severally represent and warrant in all material respects to Sahara, with the intent that Sahara will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

MFI - Corporate Status and Capacity

(a)
Incorporation. MFI is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware. Mac Filmworks, Inc., a Texas corporation (“Subsidiary”), is a corporation duly incorporated and validly existing under the laws of the State of Texas;

(b)
Carrying on Business. MFI and its subsidiaries, including the Subsidiary currently do not carry on any material business activity in any jurisdiction. The nature of the MFI Business does not require MFI and its subsidiaries to register or otherwise be qualified to carry on business in any jurisdiction other than the respective states of their organization, where MFI and its subsidiaries  are each dully qualified and authorized to do business;

(c)
Corporate Capacity. MFI has the corporate power, capacity and authority to own its assets and to enter into and complete this Agreement. None of MFI’s subsidiaries, including the Subsidiary has any assets or liabilities;

(d)
Reporting Status; Listing. MFI’s common stock is registered under Section 12(g) of the Exchange Act and MFI is required to file current reports with the Commission pursuant to Section 13(a) of the Exchange Act. The MFI Common Shares are quoted on the OTC Bulletin Board under the symbol “MFWO”. None of MFI’s subsidiaries, including the Subsidiary has common stock that is registered under Section 12(g) of the Exchange Act and none of MFI’s subsidiaries is required to file current reports with Commission pursuant to Section 13(a) or 15(d) of the Exchange Act;

(e)
SEC Reports. MFI has filed all SEC Reports with the Commission under the Exchange Act. The SEC Reports, at the time filed, complied as to form in all material respects with the requirements of the Exchange Act. None of the SEC Reports, including without limitation any financial statements or schedules included therein, contains any untrue statements of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

Acquirer - Corporate Status and Capacity

(f)
Incorporation. The Acquirer is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

(g)	Carrying on Business. Other than corporate formation and organization, the Acquirer has not carried on business activities to date;

(h)	Corporate Capacity. The Acquirer has the corporate power, capacity and authority to enter into and complete this Agreement;

  MFI - Capitalization

(i)
Authorized Capital. The authorized capital of MFI consists of 50,000,000 shares of common stock, $0.003 par value, and 10,000,000 shares of preferred stock, $0.0001 par value, of which  24,540,000 MFI Common Shares are presently issued and outstanding (which shares of common stock outstanding will be 818,000 subsequent to the 30-1 reverse split to be effected prior to Closing), and MFI has not created or authorized any series of preferred stock and has no obligation or understanding to do so.  The authorized capital of the Subsidiary consists of 10,000,000 shares of Class A common stock $.001 par value and 10,000,000 shares of preferred, of which only 4,747,680 shares of Class A common stock is issued and outstanding all of which is owned by MFI free of any liens or encumbrances;

(j)
No Option. Except as provided in, contemplated by, or set forth in this Agreement, the SEC Reports, the purchase agreement entered into between Sahara and John Thomas Bridge & Opportunity Fund dated on or about June 30, 2008, the PPM or the Subscription Agreements, no person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any common or preferred shares of MFI or for the purchase, subscription or issuance of any of the unissued shares in the capital of MFI;

Acquirer - Capitalization

(k)	Authorized Capital. The authorized capital of the Acquirer consists of 300 shares of common stock, of which 300 shares of common stock are presently issued and outstanding and which are owned by MFI;

(l)
No Option. No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any common or preferred shares in Acquirer or for the purchase, subscription or issuance of any of the unissued shares in the capital of Acquirer;

  MFI - Records and Financial Statements

(m)	Charter Documents. The charter documents of MFI, the Subsidiary and the Acquirer are as set forth as exhibits to the officers certificate to be delivered at Closing pursuant to Section 9.3 hereof;

(n)
Corporate Minute Books.  MFI and its subsidiaries, including the Subsidiary are not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws;

(o)
MFI Financial Statements. The MFI Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of MFI, including the assets and liabilities, if any of MFI’s subsidiaries, as of the respective dates thereof, and the results of operations and changes in financial position of MFI during the period covered thereby, in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated;

(p)
MFI Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of MFI or its subsidiaries, including the Subsidiary which are not reflected in the MFI Financial Statements except those incurred in the ordinary course of business since the date of the MFI Financial Statements, and neither MFI nor its subsidiaries have guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation;

(q)	MFI Accounts Receivable. There are no accounts receivable of MFI or any of MFI’s subsidiaries, including the Subsidiary;

(r)
No Debt. Neither MFI nor its subsidiaries, including the Subsidiary are, on the date hereof and on Closing will be, materially indebted to any, person or entity or other third party, including any  affiliate, director or officer of MFI except for accounts payable to Brewer & Pritchard PC in an amount not to exceed $60,000 which amount will be paid off at Closing as described in Section 9.4 hereof;

(s)
No Related Party Debt to MFI. No director or officer or affiliate of MFI or its subsidiaries, including the Subsidiary is now indebted to or under any financial obligation to MFI or its subsidiaries on any account whatsoever, except for advances on account of travel and other expenses not exceeding One Thousand Dollars ($1,000) in total;

(t)	No Dividends. No dividends or other distributions on any shares in the capital of MFI or the Subsidiary have been made, declared or authorized since the date of the MFI Financial Statements;

(u)
No Payments. No payments of any kind have been made or authorized since the date of the MFI Financial Statements to or on behalf of officers, directors, shareholders or employees of MFI or its subsidiaries or under any management agreements with MFI or its subsidiaries, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

(v)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting MFI or its subsidiaries;

(w)	No Adverse Events. Since June 30, 2008,

(i)
there has not been any material adverse change in the properties, results of operations, financial position or condition (financial or otherwise) of MFI, its subsidiaries, its assets or liabilities or any damage, loss or other change in circumstances materially affecting MFI, the MFI Business or MFI’s right to carry on the MFI Business, other than non-material changes in the ordinary course of business or as contemplated pursuant to this Agreement,

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting MFI, its subsidiaries, or the MFI Business,

(iii)
there has not been any material increase in the compensation payable or to become payable by MFI to any of MFI’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv)	the MFI Business has been and continues to be carried on in the ordinary course,

(v)	MFI has not waived or surrendered any right of material value,

(vi)
Neither MFI nor its subsidiaries, including the Subsidiary  have discharged, satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business; and

(vii)	no capital expenditures in excess of Thirty Thousand Dollars ($30,000) have been authorized or made by MFI.

MFI - Income Tax Matters

(x)
Tax Returns. As of the Closing Date, tax returns for 2007, 2006, 2005 and 2004 and reports of MFI and its subsidiaries, including the Subsidiary, required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by MFI and its subsidiaries, including the Subsidiary or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid and no amounts are owed to any taxing authority as of the Closing Date. Without limiting the generality of the foregoing, MFI hereby repreents that no amounts are owed to any taxing authorities by MFI and/or its subsidiaries, including the Subsidiary, for the period commencing on the formation(incorporation) of MFI though the Closing Date;

(y)
Current Taxes. At December 31, 2007, deferred tax assets consisted of a NOL carry forward of $488,000, less a valuation allowance of $488,000, with zero net taxes owed. MFI had a net operating loss carry forward of approximately $1.28 million at December 31, 2007. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by MFI or its subsidiaries.  There are no contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns for MFI or its subsidiaries including the Subsidiary;

MFI - Applicable Laws and Legal Matters

(z)
Licenses. MFI and its subsidiaries hold all licenses and permits as may be requisite for carrying on the MFI Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the MFI Business;

(aa)
Applicable Laws. Neither MFI nor its subsidiaries have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the MFI Business, and to MFI’s knowledge, neither MFI nor its subsidiaries are in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the MFI Business;

(bb)
Pending or Threatened Litigation. There is no litigation or administrative or governmental proceeding pending or threatened against or relating to MFI, its subsidiaries, or the MFI Business nor does MFI have any knowledge of any act or omission of MFI or its subsidiaries that would form any material basis for any such action or proceeding;

(cc)
No Bankruptcy. Neither MFI nor its subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against MFI or its subsidiaries and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of MFI or its subsidiaries;

(dd)
Labor Matters. Neither MFI nor its subsidiaries are party to any collective agreement relating to the MFI Business with any labor union or other association of employees and no part of the MFI Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of MFI, has made any attempt in that regard;

(ee)
Finder's Fees. Neither MFI nor its subsidiaries are party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein, except as set forth in Section 9.4 hereof;

Execution and Performance of Agreement

(ff)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of MFI, the Subsidiary and the Acquirer;

(gg)	No Violation or Breach. The execution and performance of this Agreement will not:

(i)
violate the charter documents of MFI, the Subsidiary or the Acquirer or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which MFI or its subsidiaries are party,

(ii)	give any person any right to terminate or cancel any agreement or any right or rights enjoyed by MFI or its subsidiaries,

(iii)	result in any alteration of MFI’s or its subsidiaries’ obligations under any agreement to which MFI or its subsidiaries are party,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of MFI,

(v)	result in the imposition of any tax liability to MFI or its subsidiaries relating to the assets of MFI, or

(vi)	violate any court order or decree to which either MFI or its subsidiaries is subject;

The MFI Business

(hh)
Maintenance of Business. Since the date of the MFI Financial Statements, MFI and its subsidiaries have not entered into any material agreement or commitment except in the ordinary course and except as provided in, contemplated by, or set forth in this Agreement, the PPM, the Subscription Agreements or in the SEC Reports;

(ii)
Subsidiaries. Except for the Acquirer and the Subsidiary, MFI does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.  References in this Agreement to any subsidiaries of the MFI shall include the Acquirer, the Subsidiary and any other subsidiary that MFI may have but has not disclosed in this Agreement;

MFI - Acquisition Shares

(jj)
Acquisition Shares. The Acquisition Shares when delivered to the holders of Sahara Shares pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of MFI, in all cases subject to the provisions and restrictions of all applicable securities laws; and

(kk)
Securities Law Compliance.  Except as set forth in the SEC Reports, MFI has not issued any shares of its common stock (or securities convertible into or exercisable for shares of common stock).  Neither MFI nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of MFI under circumstances which would require the integration of such offering with the offering of the Acquisition Shares issued to the Sahara Shareholders) which subject the issuance or sale of such shares to the Sahara Shareholders to the registration requirements of Section 5 of the Securities Act.

Non-Merger and Survival

3.2              The representations and warranties of MFI and the Acquirer contained herein are true and correct as of the date of this Agreement and will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by the Sahara Shareholders, the representations and warranties of MFI shall survive the Closing for a period of two (2) years.

Indemnity

3.3              The John Thomas Bridge and Opportunity Fund (“JTO”) shall, pursuant to the terms, conditions and limitations of that certain Indemnification Agreement between Sahara and JTO defend, indemnify and save harmless Sahara from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the JTO to defend any such claim), resulting from the breach by MFI of any representation, covenant or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by MFI and/or the Acquirer to Sahara hereunder; notwithstanding the foregoing, the extent of JTO’s liability regarding any claims arising from the failure to file tax returns for prior periods shall be limited to the amount described in Section 4.1(f).

ARTICLE 4
COVENANTS OF MFI

Covenants

4.1              MFI covenants and agrees with Sahara that MFI will:

(a)
Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

(b)
Access. Until the Closing, give the Sahara Shareholders and their representatives full access to all of the properties, books, contracts, commitments and records of Sahara, and furnish to the Sahara Shareholders and their representatives all such information as they may reasonably request;

(c)	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger;

(d)	Public Information. Make and keep public information available, as those terms are understood and defined in Rule 144 (defined below); and

(e)	SEC Filings. File with the Commission in a timely manner, all reports and other documents required of MFI under either the Securities Act or the Exchange Act.

(f)
Tax Returns. MFI shall on and after the Closing Date be responsible for any taxes owed or penalties thereon pertaining to the failure of MFI and its subsidiaries to file tax returns with the appropriate jurisdictions, but MFI shall not be liable for expenses incurred in filing any such tax returns other than for the years set forth in Section 3.1(x).

Authorization

4.2              MFI hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting MFI and its subsidiaries to release any and all information in their possession respecting MFI and its subsidiaries to Sahara. MFI shall promptly execute and deliver to Sahara any and all consents to the release of information and specific authorizations which Sahara reasonably requires to gain access to any and all such information.

Reports Under the Exchange Act

4.3              With a view to making available to the Sahara Shareholders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit the Sahara Shareholders to sell securities of MFI to the public without registration and without imposing restrictions arising under the federal securities laws on the purchases thereof (“Rule 144”), and provided that the applicable holding period imposed by Rule 144 has been met, MFI agrees to furnish to each Sahara Shareholder, so long as such Sahara Shareholder owns MFI Common Shares, promptly upon request, (i) a written statement by MFI that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of MFI and such other reports and documents so filed by MFI, and (iii) such other information as may be reasonably requested to permit the Sahara Shareholders to sell such securities pursuant to Rule 144 without registration.

Survival

4.4              The covenants set forth in this Article shall survive the Closing for the benefit of the Sahara Shareholders.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
SAHARA

Representations and Warranties

5.1              Sahara represents and warrants in all material respects to MFI, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

Sahara - Corporate Status and Capacity

(a)
Incorporation. Sahara is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

(b)
Carrying on Business. Sahara carries on business primarily in the State of New York and does not carry on any material business activity in any other jurisdiction. The nature of the Sahara Business does not require Sahara to register or otherwise be qualified to carry on business in any other jurisdiction;

(c)
Corporate Capacity. Sahara has the corporate power, capacity and authority to own the Sahara Assets and to carry on the Sahara Business and Sahara has the corporate power, capacity and authority to enter into and complete this Agreement;

Sahara - Capitalization

(d)	Authorized Capital. The authorized capital of Sahara consists of 50,000,000 shares of common stock, $0.00001 par value per share;

(e)
Ownership of Sahara Shares. The issued and outstanding share capital of Sahara will on Closing consist of 18,250,000 common shares (being the Sahara Shares), which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. The Sahara Shareholders will be at Closing the registered and beneficial owner of the Sahara Shares. The Sahara Shares owned by the Sahara Shareholders will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever not created by or through MFI and/or the Acquirer;

(f)	No Restrictions. There are no restrictions on the transfer, sale or other disposition of Sahara Shares contained in the charter documents of Sahara or under any agreement;

Sahara - Records and Financial Statements

(g)
Charter Documents. The charter documents of Sahara have not been altered since its incorporation date, except as filed in the record books of Sahara, and Sahara is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation (or other charter documents) or by-laws;

(h)
Sahara Financial Statements. The Sahara Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Sahara as of the respective dates thereof, and the results of operations and changes in financial position of Sahara during the periods covered thereby, and will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated;

(i)
Sahara Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of Sahara which are not reflected in the Sahara Financial Statements except those incurred in the ordinary course of business since the date of the Sahara Financial Statements;

(j)	No Dividends. No dividends or other distributions on any shares in the capital of Sahara have been made, declared or authorized since the date of the Sahara Financial Statements;

Sahara - Income Tax Matters

(k)
Tax Returns. All tax returns and reports of Sahara required by law to be filed have been filed and to the best of Sahara’s knowledge and belief are true, complete and correct, and any taxes payable in accordance with any return filed by Sahara or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

(l)
Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by Sahara. Sahara is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

Sahara - Applicable Laws and Legal Matters

(m)
Licenses. Sahara holds all licenses and permits as may be requisite for carrying on the Sahara Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the Sahara Business;

(n)
Applicable Laws. Sahara has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the Sahara Business, and, to Sahara’s knowledge and belief, Sahara is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the Sahara Business;

(o)
Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to Sahara, the Sahara Business, or any of the Sahara Assets, nor does Sahara have any knowledge of any deliberate act or omission of Sahara that would form any material basis for any such action or proceeding;

(p)
No Bankruptcy. Sahara has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Sahara and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Sahara;

(q)
Labor Matters. Sahara is not a party to any collective agreement relating to the Sahara Business with any labor union or other association of employees and no part of the Sahara Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of Sahara, has made any attempt in that regard and Sahara has no reason to believe that any current employees will leave Sahara's employ as a result of this Merger;

Execution and Performance of Agreement

(r)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Sahara and the Sahara Shareholders;

(s)	No Violation or Breach. The execution and performance of this Agreement will not

(i)	violate the charter documents of Sahara or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which Sahara is a party,

(ii)
except as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements, give any person any right to terminate or cancel any agreement including, without limitation, Sahara Material Contracts, or any right or rights enjoyed by Sahara,

(iii)
except as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements, result in any material alteration of Sahara's obligations under any agreement to which Sahara is a party including, without limitation, the Sahara Material Contracts,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Sahara Assets,

(v)	result in the imposition of any tax liability to Sahara relating to Sahara Assets or the Sahara Shares, or

(vi)	violate any court order or decree to which Sahara is subject;

Sahara Assets - Ownership and Condition

(t)
No Option. Except as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements, no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Sahara Assets;

(u)
Sahara Material Contracts. Except as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements, the Sahara Material Contracts constitute all of the material contracts of Sahara;

(v)
No Default. There has not been any default in any material obligation of Sahara or any other party to be performed under any of the Sahara Material Contracts, each of which is in good standing and in full force and effect and unamended, and Sahara is not aware of any default in the obligations of any other party to any of the Sahara Material Contracts;

Sahara Assets - Sahara Goodwill and Other Assets

(w)	Sahara does not have any knowledge of any infringement by Sahara of any patent, trademark, copyright or trade secret;

  The Business of Sahara

(x)
Maintenance of Business. Since the date of the Sahara Financial Statements, the Sahara Business has been carried on in the ordinary course, and Sahara has not entered into any material agreement or commitment except in the ordinary course or as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements; and

(y)	Subsidiaries. Sahara does not have any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Non-Merger and Survival

5.2              The representations and warranties of Sahara contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by MFI, the representations and warranties of Sahara shall survive the Closing for a period of two (2) years.

Indemnity

5.3              Sahara agrees to indemnify and save harmless MFI from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of Sahara to defend any such claim), resulting from the breach by Sahara of any representation or warranty of Sahara made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Sahara to MFI hereunder.  Legal fees and other costs of defending and prosecuting this action shall be borne by Sahara.

ARTICLE 6
COVENANTS OF SAHARA

Covenants

6.1              Sahara covenants and agrees with MFI that it will:

(a)
Conduct of Business. Until the Closing, conduct the Sahara Business diligently and in the ordinary course consistent with the manner in which the Sahara Business generally has been operated up to the date of execution of this Agreement;

(b)	Preservation of Business. Until the Closing, use their best efforts to preserve the Sahara Business and the Sahara Assets;

(c)
Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the Sahara Assets, including the Sahara Material Contracts; and

(d)
Reporting and Internal Controls. From and after the Effective Time, forthwith take all required actions to implement internal controls on the business of the Surviving Company to ensure that the Surviving Company complies with Section 13(b)(2) of the Exchange Act.

Authorization

6.2              Sahara hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting Sahara to release any and all information in their possession respecting Sahara to MFI.  Sahara shall promptly execute and deliver to MFI any and all consents to the release of information and specific authorizations which MFI reasonably require to gain access to any and all such information.

Survival

6.3              The covenants set forth in this Article shall survive the Closing for the benefit of MFI.

ARTICLE 7
CONDITIONS PRECEDENT

Conditions Precedent in favor of MFI

7.1              MFI’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by MFI) of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to MFI as set forth in Article 9 hereof will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by Sahara at or prior to the Closing will have been complied with or performed;

(c)
title to the Sahara Shares held by the Sahara Shareholders will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever not created by or through MFI and/or the Acquirer;

(d)	the Certificate of Merger shall be executed by Sahara in form acceptable for filing with the Delaware Secretary of State;

(e)	the Sahara Shareholders shall have entered into an escrow agreement, reasonably acceptable to MFI, pursuant to which 5,000,000 Acquisition Shares shall be held in escrow (the “Escrow Agreement”);

(f)	subject to Article 8 hereof, there will not have occurred:

(i)
any material adverse change in the financial position or condition of Sahara, its liabilities or the Sahara Assets or any damage, loss or other change in circumstances materially and adversely affecting the Sahara Business or the Sahara Assets or Sahara's right to carry on the Sahara Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to Sahara or the Sahara Business (whether or not covered by insurance) materially and adversely affecting Sahara, the Sahara Business or the Sahara Assets;

(g)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any; and

(h)	all representations and warranties of Sahara contained herein shall be true and correct as of the Closing Date.

(i)	Sahara and Marathon Advisors shall have entered into a consulting agreement;

(j)
the completion of the sale of Units (as defined in the PPM) for an aggregate purchase price of at least $5,000,000 pursuant to the PPM and the Subscription Agreements, contemporaneously  with the Merger contemplated by this Agreement;

(k)	Sahara shall have no liabilities and shall have more than $60,000 in assets as of June 30, 2008;

(l)
MFI shall have delivered the 500,000 shares of MFI common stock and a five-year warrant to purchase 500,000 shares of common stock at an exercise price of $1.50 per share to John Thomas Bridge & Opportunity Fund as required pursuant to the purchase agreement between Sahara and John Thomas Bridge & Opportunity Fund, and 3,000,000 shares to John Thomas Financial as a finders fee;

(m)
A disbursement of funds letter shall have been executed by Sahara that reflects a wire transfer to Brewer & Pritchard PC in an amount not to exceed $60,000, a wire transfer to John Thomas Bridge & Opportunity Fund in the amount of $500,000 plus accrued interest  as payment in full for a note owed by Sahara,  a wire transfer to John Thomas Financial in the amount of $200,000 as a finders fee, and a wire transfer in the amount of $400,000 to John Thomas Bridge & Opportunity Fund as payment of the indemnification fee.

(n)	Evidence that a $10 million life insurance policy has been obtained on the life of Mr. Anderson.

(o)	A signed escrow agreement shall be delivered with respect to 5,000,000 Acquisition Shares (the “Escrow Agreement”).

(p)	MFI shall have delivered a five-year warrant to purchase 1,000,000 shares of common stock at an exercise price of $1.30 to John Thomas Financial.

(q)	MFI shall have delivered a five-year warrant to purchase 500,000 shares of common stock at an exercise price of $1.50 to Aubry Consulting Group, Inc.

(r)	MFI shall have delivered a five-year warrant to purchase 300,000 shares of common stock at an exercise price of $1.10 to Marathon Advisors.

Waiver by MFI

7.2              The conditions precedent set out in the preceding section are inserted for the exclusive benefit of MFI and any such condition may be waived in whole or in part by MFI at or prior to Closing by delivering to Sahara a written waiver to that effect signed by MFI. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, MFI shall be released from all obligations under this Agreement.

Conditions Precedent in Favor of Sahara

7.3              The obligations of Sahara to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to Sahara or the Sahara Shareholders hereunder will have been so executed and delivered;

(b)
the completion of the sale of Units (as defined in the PPM) for an aggregate purchase price of at least $5,000,000 pursuant to the PPM and the Subscription Agreements, contemporaneously  with the Merger contemplated by this Agreement;

(c)
all directors and officers of MFI shall have tendered their resignations in a form reasonably acceptable to Sahara, and the Sahara’s Shareholders’ nominees shall have been appointed to MFI’s board of directors in a form reasonably acceptable to Sahara;

(d)	Sahara shall be in receipt of the Sahara Financial Statements;

(e)	Sahara shall have no liabilities and shall have more than $60,000 in assets as of June 30, 2008;

(f)
MFI shall have no assets and MFI’s total liabilities shall not exceed $60,000, which shall consist solely of accounts payable for legal fees incurred in connection with the transactions contemplated by this Agreement to be paid at Closing;

(g)	MFI and John Thomas Bridge & Opportunity Fund shall have entered into an indemnitee agreement in a form reasonable acceptable to Sahara;

(h)	the completion by MFI of a 30-to-1 reverse split of MFI’s common stock, such that MFI’s common stock issued and outstanding shall be reduced to approximately 818,000 shares;

(i)	Sahara and Marathon Advisors shall have entered into a consulting agreement;

(j)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by MFI or the Acquirer at or prior to the Closing shall have been complied with or performed;

(k)	Sahara shall have completed its review and inspection of the books and records of MFI and its subsidiaries and shall be reasonably satisfied with same in all material respects;

(l)
MFI will have delivered the Acquisition Shares to be issued pursuant to the terms of the Merger to the Sahara Shareholders at the Closing and the Acquisition Shares will be registered on the books of MFI in the name of the Sahara Shareholders at the Effective Time;

(m)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(n)	the Certificate of Merger shall be executed by the Acquirer in form acceptable for filing with the Delaware Secretary of State;

(o)	subject to Article 8 hereof, there will not have occurred

(i)
any material adverse change in the financial position or condition of MFI, its subsidiaries, their assets or liabilities or any damage, loss or other change in circumstances materially and adversely affecting MFI or the MFI Business or MFI’s right to carry on the MFI Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to MFI or the MFI Business (whether or not covered by insurance) materially and adversely affecting MFI, its subsidiaries or its assets;

(s)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any; and

(t)	all representations and warranties of MFI and the Acquirer contained herein shall be true and correct as of the Closing Date.

(u)	The note payable by Sahara to John Thomas Bridge & Opportunity Fund in the principal amount of $500,000 shall be marked “cancelled and paid in full.”

(v)
MFI shall prepare appropriate tax returns for MFI and any of its subsidiaries as contemplated in Section 3.1(x) and shall submit such return to Sahara for its review and comment; MFI shall incorporate any reasonable comments of Sahara into such tax returns and after MFI shall file such returns with the appropriate jurisdiction. MFI shall pay and be responsible for all filing fees, penalties and payments related to such tax returns.

(w)	An opinion of counsel to MFI reasonably acceptable to Sahara shall be delivered.

Waiver by Sahara

7.4              The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Sahara and any such condition may be waived in whole or in part by Sahara at or prior to the Closing by delivering to MFI a written waiver to that effect signed by Sahara. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing Sahara shall be released from all obligations under this Agreement.

Nature of Conditions Precedent

7.5              The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions precedent in favor of the other party or parties set forth in this Article.

Confidentiality

7.6              Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from Sahara and MFI and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that MFI may be required to issue news releases regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Commission respecting the proposed Merger contemplated hereby together with such other documents as are required to maintain the currency of MFI’s filings with the Commission.

ARTICLE 8
RISK

Material Change in the Business of Sahara

8.1              If any material loss or damage to the Sahara Business occurs prior to Closing and such loss or damage, in MFI's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, MFI shall, within two (2) days following any such loss or damage, by notice in writing to Sahara, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to MFI's obligations to carry out the transactions contemplated hereby, be vested in Sahara or otherwise adequately secured to the satisfaction of MFI on or before the Closing Date.

Material Change in the MFI Business

8.2              If any material loss or damage to the MFI Business occurs prior to Closing and such loss or damage, in Sahara's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Sahara shall, within two (2) days following any such loss or damage, by notice in writing to MFI, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Sahara's obligations to carry out the transactions contemplated hereby, be vested in MFI or otherwise adequately secured to the satisfaction of Sahara on or before the Closing Date.

ARTICLE 9
CLOSING

Closing

9.1              The Merger and the other transactions contemplated by this Agreement will be closed on or before September 30, 2008, in accordance with the closing procedure set out in this Article.

Documents to be Delivered by Sahara

9.2              On or before the Closing, Sahara will deliver or cause to be delivered to MFI:

(a)
all reasonable consents or approvals required to be obtained by Sahara for the purposes of completing the Merger and preserving and maintaining the interests of Sahara under any and all Sahara Material Contracts and in relation to Sahara Assets;

(b)
an officers certificate containing articles, bylaws, and certified copies of such resolutions of the shareholders and directors of Sahara as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(c)	an acknowledgement from Sahara of the satisfaction of the conditions precedent set forth in section 7.3 hereof;

(d)	such other documents as MFI may reasonably require to give effect to the terms and intention of this Agreement.

Documents to be Delivered by MFI

9.3              On or before the Closing, MFI and the Acquirer shall deliver or cause to be delivered to Sahara:

(a)	share certificates representing the Acquisition Shares duly registered in the names of the Sahara Shareholders;

(b)
an officers certificate containing articles, bylaws, and certified copies of such resolutions of the directors of MFI and the Acquirer as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(c)	a certified copy of a resolution of the directors of MFI dated as of the Closing Date appointing the nominees of the Sahara Shareholders to the board of directors of MFI;

(d)	resignations of each of the officers and directors of MFI in a form reasonably acceptable to Sahara;

(e)	an acknowledgement from MFI of the satisfaction of the conditions precedent set forth in section 7.1 hereof;

(f)	an opinion of counsel to MFI reasonably acceptable to Sahara;

(g)	such other documents as Sahara may reasonably require to give effect to the terms and intention of this Agreement.

(h)	proof of the filing of all tax returns referred to in Section 3.1(x) in the appropriate jurisdictions for MFI and any of its subsidiaries.

Other Documents and Wires to be Delivered by MFI and Sahara

9.4	On or before the Closing, the following shall be delivered:

(a)	Wire transfers shall be made pursuant to the disbursement letter in the amounts and to the parties as set forth in Section 7.1(m); and
(b)	Securities representing the MFI shares and MFI warrant shall be delivered in the amounts and to the parties as set forth in Section 7.1(l).

ARTICLE 10
POST-CLOSING MATTERS

General

10.1              Forthwith after the Closing, MFI and Sahara agree to use all their best efforts to:

(a)	file the Certificate of Merger with the Secretary of State of Delaware;

(b)	issue a news release reasonably acceptable to each party reporting the Closing;

(c)
file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement which includes audited financial statements of Sahara as well as pro forma financial information of Sahara and MFI as required by Regulation S-X as promulgated by the Commission (all at no cost to the Sahara Shareholders); and

(d)	RESERVED.

(e)	Complete the funding of at least $5,000,000 under the PPM and the Subscription Agreements.

(f)	Complete the issuance of 100,000 shares of common stock of MFI to Marathon Advisors, within 10 business days after the Closing.

ARTICLE 11
GENERAL PROVISIONS

Arbitration

11.1             The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith.  If such good negotiation fails to resolve such dispute, controversy, difference or claim within thirty (30) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration.

                   Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement shall be settled by binding arbitration by a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and governed by the laws of the State of Delaware (without regard to the choice-of-law rules or principles of that jurisdiction).  Judgment upon the award may be entered in any court located in the State of New York, and all the parties hereto hereby expressly waive any objections or defense based upon lack of personal jurisdiction.

                   Each of the plaintiff and defendant party to the arbitration shall select one (1) arbitrator (or where multiple plaintiffs and/or defendants exist, one (1) arbitrator shall be chosen collectively by such parties comprising the plaintiffs and one (1) arbitrator shall be chosen collectively by those parties comprising the defendants) and then the two (2) arbitrators shall mutually agree upon the third arbitrator.  Where no agreement can be reached on the selection of either a third arbitrator or an arbitrator to be named by either a group of plaintiffs or a group of defendants, any implicated party may apply to a judge of the courts of the State of New York, to name an arbitrator.    Process in any such action or proceeding may be served on any party anywhere in the world.

Indemnification Provisions

11.2            Notice to Indemnifying Party.  If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 3.3 or 5.3 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the losses that have been or may be sustained by the Indemnitee.  The Indemnifying Party may, subject to the other provisions of this Section 11.2, compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim.  If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability.  The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto.  The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder.  All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party.  The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party.   If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.  The provisions of this Section shall be subject to that certain Indemnification Agreement between Sahara and JTO.

Notice

11.3             Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid  certified or registered mail, or Facsimile. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by Facsimile shall be deemed to have been received on the actual date of delivery.

Addresses for Service

11.4              The address for service of notice of each of the parties hereto is as follows:

(a)	MFI or the Acquirer:

Mac Filmworks, Inc.
3 Riverway, Suite 1800
Houston, Texas 77056
Attn:  Dwayne Deslatte, Chief Executive Officer
Phone:  (281) 748-3277

With a copy to:

Thomas C. Pritchard
Brewer & Pritchard PC
3 Riverway, Suite 1800
Houston, Texas 77056
Fax: 713 209 2911

(b)	Sahara:

Sahara Media, Inc.
75 Franklin Street, 2nd Floor
New York, NY 10013
Attn:  Philmore Anderson IV, Chief Executive Officer
Phone: 212-465-3428
Facsimile: 212-226-7451

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attn:  Marc Ross, Esq.
Phone:  (212) 930-9700
Telecopier:  (212) 930-9725

Change of Address

11.5              Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances

11.6              Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

11.7              Time is expressly declared to be the essence of this Agreement.

Entire Agreement

11.8              The provisions contained herein constitute the entire agreement among Sahara, the Acquirer and MFI respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among Sahara, the Acquirer and MFI with respect to the subject matter hereof.

Enurement

11.9              This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

11.10              This Agreement is not assignable without the prior written consent of the parties hereto.

Expenses

11.11               Each party agrees to pay, without right of reimbursement from any other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation; notwithstanding anything to the contrary herein, legal fees owed to Brewer & Pritchard PC (some of which relate to the transaction set forth in this Agreement) will be paid at Closing as set forth in Section 9.4 hereof.

Counterparts

11.12              This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by Facsimile will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Applicable Law

11.13               This Agreement is subject to the laws of the State of Delaware.

Termination

11.14                This Agreement may only be terminated at any time prior to the Closing Date:

          (a)           upon mutual written consent authorized by the Board of Directors of MFI and Sahara; or

          (b)           by either MFI or Sahara if the Closing shall not have been consummated by the close of business on September 30, 2008.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

MAC FILMWORKS, INC.

By:	/s/ Dwayne Deslatte
Dwayne Deslatte
Chief Executive Officer

SAHARA MEDIA ACQUSITIONS, INC.

By:	/s/ Dwayne Deslatte
Dwayne Deslatte
President

SAHARA MEDIA, INC.

By:	/s/ Philmore Anderson
Philmore Anderson
Chief Executive Officer

In consideration of the execution by Sahara Media, Inc. (“Sahara”) of the certain Indemnification Agreement by and between Sahara and the John Thomas Bridge & Opportunity Fund,  the John Thomas Bridge & Opportunity Fund hereby agrees to be bound to the terms and conditions of Section 3.3 (Indemnity) of this Agreement:

JOHN THOMAS BRIDGE & OPPORTUNITY FUND:

By:	/s/ George R. Jarkesy, Jr.
George R. Jarkesy, Jr.
Managing Partner

Schedule A

Sahara Shareholder	Sahara Shares	Acquisition Shares
BPA Associates, Inc.	1,425,000	1,425,000
Kevan Walker	200,000	200,000
Anna Rothchild	100,000	100,000
Philmore Anderson III	452,000	452,000
Philmore Anderson IV	100,000	100,000
Arrow Capital	187,500	187,500
Suzanne Burge	210,000	210,000
John Evans	480,000	480,000
Mary Ann Halford	200,000	200,000
Gregg Feinstein	724,000	724,000
Milo Zwerling	31,000	31,000
Tamara Reynolds	120,000	120,000
Alicia Gabaldon	19,610	19,610
Thomas Gamble	5,500	5,500
Stacy Lowenthal	140,000	140,000
Myron Stewart	27,000	27,000
Keith Warner	15,000	15,000
SE, LLC	13,763,390	13,763,390
Cheryl Keeling	50,000	50,000

Totals	18,250,000	18,250,000